EXHIBIT 99.1

                Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Shareholders
OnHealth Network Company

     We have audited the accompanying consolidated balance sheets of OnHealth Network Company as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OnHealth Network Company at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                              /s/ ERNST & YOUNG LLP
Seattle, Washington
February 18, 2000

                                 ONHEALTH NETWORK COMPANY AND SUBSIDIARIES
                                        CONSOLIDATED BALANCE SHEETS
                                  (In thousands, except per share data)

                                                                                      December 31,
                                                                            ---------------------------------
                                                                                 1999              1998
                                                                            ---------------    --------------
ASSETS:

Current assets:
      Cash and cash equivalents                                             $      10,142      $       2,119
      Restricted cash                                                                 500                  -
      Accounts receivable, net of allowances of $413 (1999) and
           $256 (1998)                                                              1,870                509
      Inventories                                                                      15                  -
      Prepaid advertising                                                           6,848                197
      Other current assets                                                            401                212
                                                                            ---------------    --------------
Total current assets                                                               19,776              3,037

Furniture and equipment, net                                                        2,137                735
Intangibles and goodwill, net                                                      10,754                  -
Other non-current assets                                                               53                122
                                                                            ---------------    --------------
Total assets                                                                $      32,720      $       3,894
                                                                            ===============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Notes payable                                                          $       2,000      $           -
     Accounts payable                                                               6,515              1,526
     Deferred revenue                                                                 859                 95
     Other accrued expenses                                                         2,383              2,574
                                                                            ---------------    --------------
Total current liabilities                                                          11,757              4,195

Non-current liabilities                                                                68                  -

Commitments and contingencies

Shareholders' equity:
      Preferred stock, $0.01 par value; authorized, 1,000; issued and
          outstanding, none                                                             -                  -
      Common stock, $0.01 par value; authorized, 100,000; issued
          and outstanding, 23,812 (1999) and 12,800 (1998)                            238                128
      Additional paid-in-capital                                                  162,662             89,159
      Accumulated deficit                                                        (136,842)           (89,515)
      Deferred compensation                                                        (5,163)               (73)
                                                                            ---------------    --------------
Total shareholders' equity (deficit)                                               20,895               (301)
                                                                            ---------------    --------------
Total liabilities and shareholders' equity                                  $      32,720      $       3,894
                                                                            ===============    ==============



     The accompanying notes are an integral part of the financial statements

                    ONHEALTH NETWORK COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                     Year Ended December 31,
                                                       -----------------------------------------------------
                                                            1999               1998               1997
                                                       ---------------    ---------------    ---------------

Net revenue                                            $       3,767      $       1,522      $       3,761

Costs and  expenses:
     Product development, editorial & design                   7,660              4,511              6,784
     Sales and marketing                                      37,041              5,626              1,347
     General and administrative                                4,769              2,274              6,892
     Amortization of intangibles and goodwill                    504                  -                  -
     Stock-based compensation                                  1,401                130                  -
                                                       ---------------    ---------------    ---------------
            Total costs and expenses                          51,375             12,541             15,023
                                                       ---------------    ---------------    ---------------
Loss from operations                                         (47,608)           (11,019)           (11,262)

Interest income (expense), net                                   279                 84               (158)
Other income (expense), net                                        2                 (4)               473
                                                       ---------------    ---------------    ---------------
       Total interest and other income (expense)                 281                 80                315
                                                       ---------------    ---------------    ---------------
Net loss                                                     (47,327)           (10,939)           (10,947)

Preferred stock dividends                                          -               (103)              (100)
Preferred stock accretion                                          -               (702)               (43)
Preferred stock deemed dividend                                    -               (220)            (2,875)
                                                       ---------------    ---------------    ---------------
Net loss applicable to common shareholders             $     (47,327)     $     (11,964)     $     (13,965)
                                                       ===============    ===============    ===============

Net loss per common share-
     Basic and diluted                                 $       (2.70)     $       (1.12)     $       (1.73)
                                                       ===============    ===============    ===============

Weighted average number of common shares
     outstanding                                              17,529             10,680              8,056
                                                       ===============    ===============    ===============




     The accompanying notes are an integral part of the financial statements

                    ONHEALTH NETWORK COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (In thousands, except per share data)

                                            Common Stock
                                       -----------------------     Additional                                              Total
                                                       Par          Paid-In        Accumulated          Deferred      Shareholders'
                                        Shares        Value         Capital          Deficit          Compensation       Equity
                                       ----------    ---------    -----------     -------------    ----------------  --------------

Balance at December 31, 1996           $  7,612      $    76      $  70,453        $   (67,629)    $              -  $        2,900
Issuance of common stock:
   Exercise of options                       59            1             97                  -                    -              98
   Lawsuit settlement                       175            2            431                  -                    -             433
Return of common stock per Mayo
  agreement                                (490)          (5)             5                  -                    -               -
Preferred stock conversion to
  common                                  1,000           10          1,938                  -                    -           1,948
Dividends on convertible
  redeemable preferred stock
  ($0.05 per share)                           -            -           (100)                 -                    -            (100)
Preferred stock accretion                     -            -            (43)                 -                    -             (43)
Convertible subordinated debenture
   conversion to common                   1,750           17          5,712                  -                    -           5,729
Net loss                                      -            -            -              (10,947)                   -         (10,947)
                                       ----------    ---------    -----------      -------------    ----------------    ------------
Balance at December 31, 1997             10,106          101         78,493            (78,576)                   -              18
Issuance of common stock:
   Private placements                     1,543           15          5,675                  -                    -           5,690
   Exercise of options                      371            4          1,064                  -                    -           1,068
   Services                                  47            -            365                  -                    -             365
Discount on sale of convertible
   redeemable preferred stock                 -            -            702                  -                    -             702
Preferred stock conversion to
   common stock                             733            8          3,622                  -                    -           3,630
Cash dividends on convertible
   redeemable preferred stock
   ($0.06 per share)                          -            -             (3)                 -                    -              (3)
Non-cash dividends -
   preferred stock                            -            -           (100)                 -                    -            (100)
Accretion of discount on
   preferred stock                            -            -           (702)                 -                    -            (702)
Preferred stock deemed
   dividend                                   -            -           (220)                 -                    -            (220)
Issuance of stock options and
   warrants for services                      -            -             60                  -                    -              60
Deferred compensation                         -            -            203                  -                 (203)              -
Amortization of deferred compensation         -            -              -                  -                  130             130
Net loss                                      -            -              -            (10,939)                   -         (10,939)
                                       ----------    ---------    -----------      -------------      ----------------  ------------
Balance at December 31, 1998             12,800          128         89,159            (89,515)                 (73)           (301)
Issuance of common stock:
   Public offerings                       5,500           55         35,529                  -                               35,584
   Private placements                     2,596           26         14,066                  -                               14,092
   Exercise of options                      345            4          1,343                  -                                1,347
   Exercise of warrants                     356            3          1,582                  -                                1,585
   Services                                 647            6          6,119                  -                                6,125
   Business acquisitions                  1,568           16         12,995                  -               (4,622)          8,389
Deferred compensation                         -            -          1,869                  -               (1,869)              -
Amortization of deferred compensation         -            -              -                  -                1,401           1,401
Net loss                                      -            -              -            (47,327)                  -          (47,327)
                                       ----------    ---------    -----------      -------------    ----------------    ------------
                                         23,812      $   238      $ 162,662        $   136,842)     $       (5,163)     $    20,895
                                       ==========    =========    ===========      =============    ================    ============

    The accompanying notes are an integral part of the financial statements

                                     ONHEALTH NETWORK COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (In thousands)

                                                                              Year ended December 31,
                                                                 ---------------------------------------------------
                                                                      1999              1998              1997
                                                                 ---------------    --------------    --------------

Cash flows from operating activities:
     Net loss                                                    $     (47,327)     $     (10,939)    $     (10,947)
     Adjustments to reconcile net loss to cash used
       in operating activities:
          Depreciation and amortization                                    851                722             1,252
          Interest expense associated with debenture
             conversion                                                      -                  -             2,229
          Loss on disposition of  furniture and equipment                    -                285               711
          Provision for (recoveries of) doubtful
             accounts and returns                                          117               (755)            2,336
          Amortization of prepaid advertising and other
             services, paid by  stock issuances                          1,676                  8                 -
          Amortization of deferred compensation                          1,401                130                 -
          Common stock issued as litigation settlement                       -                  -               433
          Common stock issued for services                                   -                365                 -
          Changes in assets and liabilities:
             (Increase) in restricted cash                                (500)                 -                 -
             (Increase) decrease in accounts receivable                   (934)               583             1,461
             Decrease in inventories                                         2                150                 5
             (Increase) decrease in other current assets                (2,311)               (25)              253
             (Increase) decrease in other non-current assets                69               (122)            1,885
             Increase (decrease) in accounts payable                     4,765               (393)           (1,287)
             Increase (decrease) in other accrued expenses              (1,207)                29               760
                                                                 ---------------    --------------    --------------
Net cash used in operating activities                                  (43,398)            (9,962)             (909)

Cash flows from investing activities:
      Proceeds from disposition of furniture and fixtures                    -                217                61
      Capital expenditures                                              (1,028)              (689)             (104)
      Business acquisitions, net of cash acquired                         (159)                 -                 -
                                                                 ---------------    --------------    --------------
Net cash used in investing activities                                   (1,187)              (472)              (43)

Cash flows from financing activities:
      Proceeds from issuance of convertible redeemable
      preferred stock                                                        -              5,000                 -
      Proceeds from issuance of common stock:
         Public offerings                                               35,584                  -                 -
         Private placements                                             14,092              5,690                 -
         Exercise of options                                             1,347              1,068                98
         Exercise of warrants                                            1,585                  -                 -
      Redemption of preferred stock                                          -             (1,690)                -
      Preferred stock dividends paid                                         -                 (3)             (120)
                                                                 ---------------    --------------    --------------
Net cash provided by (used in) financing activities                     52,608             10,065               (22)
                                                                 ---------------    --------------    --------------
Net decrease in cash and cash equivalents                                8,023               (369)             (974)
Cash and cash equivalents at beginning of year                           2,119              2,488             3,462
                                                                 ---------------    --------------    --------------
Cash and cash equivalents at end of year                         $      10,142      $       2,119     $       2,488
                                                                 ===============    ==============    ==============

     The accompanying notes are an integral part of the financial statements

                                      ONHEALTH NETWORK COMPANY AND SUBSIDIARY
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                 DECEMBER 31, 1999


NOTE 1.         DESCRIPTION OF  BUSINESS AND  SUMMARY  OF SIGNIFICANT ACCOUNTING
                POLICIES

DESCRIPTION OF THE BUSINESS

OnHealth Network Company, formerly known as IVI Publishing, Inc., (the "Company"), is engaged in electronic publishing of health and medical information in interactive multimedia formats through its web site onhealth.com, and providing and supporting a broad range of personal health information, referral and nurse counseling services to customers throughout the United States.

BUSINESS COMBINATIONS

For business combinations which have been accounted for under the purchase method of accounting, the Company includes the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired is included in intangibles and goodwill in the accompanying consolidated balance sheets.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of OnHealth and its wholly-owned subsidiaries, Health Decisions International, LLC ("HDI") and BabyData.com, Inc. ("BabyData"). All material intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

The financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTANGIBLES AND GOODWILL

Intangibles and goodwill represent the excess of the purchase price over the fair value of assets acquired. Intangibles and goodwill are being amortized on a straight-line basis over lives ranging from three to five years.

LONG-LIVED ASSETS

In accordance with Finanical Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on undiscounted expected future cash flows form the impaired assets. The cash flow estimates that will be used will contain management's best estimated, using appropriate and customary assumptions and projections at the time.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments of the Company consist of cash and cash equivalents, accounts receivable, other current assets, accounts payable and other accrued expenses. The Company's other financial instruments generally approximate their fair values at December 31, 1999 and 1998 based on the short-term nature of these instruments.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. At December 31, 1999 and 1998, cash and cash equivalents consisted principally of United States Government obligations for which the carrying amount approximates fair value.

INVENTORIES

All inventories are stated at the lower of cost (first-in, first-out method) or market and consist of books for resale and communication materials.

FURNITURE AND EQUIPMENT

Furniture and equipment are stated at cost and are depreciated using the straight-line method over the shorter of the estimated useful lives of the respective assets, generally three to five years.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of its holdings of cash and cash equivalents and trade accounts receivable. Banking and investing with credit-worthy financial institutions mitigates risks associated with cash and cash equivalents.

The Company's trade accounts are not collateralized. The Company performs periodic credit reviews of its customers and maintains reserves for potential losses for uncollectible accounts. Such losses have historically been within management's expectations.

No customer represented more than 10% of net revenue for the year ended December 31, 1999. Three customers represent 40%, 16% and 13% of net revenue for the year ended December 31, 1998; one customer represents 12% of net revenue for the year ended December 31, 1997. The revenue recorded from the customer which represents 40% of the net revenue in 1998 was the result of a $603,000 payment received from the customer related to minimum sales requirements from a terminated CD-ROM distribution agreement.

REVENUE RECOGNITION

The Company's revenue consists of fees for online services, product sales and licensing revenue, contract development revenue, services and communication revenue and fees relating to the licensing of its content for use on cable television.

Online revenue is generated through the sale of advertising and sponsorship of the Company's onhealth.com web site. Advertising and sponsorship revenue is earned based upon the number of impressions delivered.

Product sales and licensing revenue consists of retail distribution sales, direct mail sales, product sales and royalties on licenses to original equipment manufacturers (OEM's) and end users. The revenue is recognized upon shipment of the product or in accordance with the licensing agreements. An allowance for return is recorded at the time revenue is recognized.

Contract development revenue is generated through the use of the Company's personnel and facilities for the creation of custom multimedia products. The contract revenue is recognized on a percentage-of-completion basis or at a specific hourly rate, depending on the terms of the contract.

Services and communication revenue is generated through use of HDI's nurse and customer service staff members. Services and communication revenue is recognized in the period in which services are performed.

Revenue relating to the licensing of the Company's health and medical content for use on cable television channels is recognized when payments are received. The Company recognized revenue under its cable television agreement with America's Health Network ("AHN") during 1997. (See Note 16).

Net revenue for each of the three years ended December 31, 1999, 1998 and 1997 is as follows (in thousands):

                                                   1999                1998                1997
                                             -----------------   ------------------   ----------------
     Online                                  $        3,385      $          388       $           58
     Services and communication                         277                   -                    -
     Contract development and other                      69                 380                1,220
     Product sales and licensing                         36                 754                1,990
     Cable television licensing                           -                   -                  493
                                             =================   ==================   ================
     Net revenue                             $        3,767      $        1,522       $        3,761
                                             =================   ==================   ================


PRODUCT DEVELOPMENT, EDITORIAL AND DESIGN COSTS

Product development, editorial and design costs consist principally of payroll and related expenses for development, editorial, systems and telecommunications operations personnel and consultants, systems and telecommunications infrastructure and costs of acquired content.

ADVERTISING COSTS

Advertising costs are expensed as they are incurred. Advertising costs in 1999, 1998, and 1997 were $33,882,000, $3,409,000, and $190,000, respectively.

INCOME TAXES

Income taxes are provided based on earnings reported for financial statement purposes. Deferred income taxes are provided for temporary differences between financial reporting and income tax basis of assets and liabilities under the liability method.

STOCK BASED COMPENSATION

As allowed under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company follows the disclosure-only provisions of SFAS No. 123 but applies Accounting Principles Board Opinion No. 25 ACCOUNTING FOR STOCK ISSUED TO
EMPLOYEES (APB No. 25) and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company recognizes compensation expense for options granted to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus Issue 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, which require using a Black-Sholes option pricing model and remeasuring such stock options to the current fair market value until the performance date has been reached.

LOSS PER COMMON SHARE

Basic earnings per share ("EPS") excludes any dilutive effects of common stock equivalents - options, warrants and convertible securities - and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares and common stock equivalents outstanding. Excluded from the computation of the weighted-average number of common shares outstanding at December 31, 1999 are 549,784 shares, which are forfeitable subject to the continued employment of certain key employees.

The effects of common stock equivalents are excluded from the computation for all periods presented as their effects are anti-dilutive.

RECLASSIFICATIONS

Certain reclassifications have been made for consistent financial statement presentation.

IMPACT OF RECENTLY ISSUED OR ADOPTED ACCOUNTING STANDARDS

SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements since the Company does not currently hold any derivative instruments.

In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1 ("SOP 98-1"), ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 1, 1999 and there was no significant impact on the Company's financial position or operating results.

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101") REVENUE RECOGNITION IN FINANCIAL STATEMENTS, which provides guidance on the recognition, presentation and disclosures of revenue in financial statements. The Company adopted SAB101 and there was no significant impact on the Company's financial position or operating results.


NOTE 2.         LIQUIDITY

The Company has experienced recurring losses from operations and has generated an accumulated deficit from inception to December 31, 1999 of $136,842,000. During the year ended December 31, 1999, the Company used $43,398,000 of cash in operations. At December 31, 1999, the Company has working capital of $8,019,000 and cash and cash equivalents of $10,142,000. In February 2000, the Company agreed to merge with Healtheon/WEBMD Corporation ("Healtheon/WEBMD"). In connection with the merger agreement, Healtheon/WEBMD has agreed to lend the Company up to $30 million for working capital needs. Amounts borrowed under this line of credit are due February 15, 2001 (see Note 23). The Company believes its cash and cash equivalents, including the $30 million lending commitment by Healtheon/WEBMD, will be sufficient to fund its operations through December 31, 2000. Operations generated a negative cash flow during 1997, 1998 and 1999 and the Company expects a significant use of cash in 2000 as it markets and expands it Web site. Any material unforeseen increase in expenses or reductions in projected revenue will likely require the Company to seek additional debt or equity financing. If additional cash is required, the Company may need to reduce its expenditure or curtail certain operations. There can be no assurance that additional capital, on debt or equity basis, will be found or if found that it will be on economically viable terms.

NOTE 3.         RESTRICTED CASH

On August 19, 1999, the Company pledged $500,000 of cash for an irrevocable standby letter of credit related to the lease of new office space that is classified as restricted cash on the balance sheet. The letter of credit will expire on August 20, 2000 and will only be drawn on in the event the Company fails to comply with the terms and conditions as set forth in the lease agreement.

NOTE 4.         COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

                                                                           December 31,
                                                                ------------------------------------
                                                                     1999                1998
                                                                ---------------     ----------------
                                                                          (In thousands)

       Furniture and equipment:
            Computer hardware                                   $       2,205       $       1,032
            Software                                                      349                 186
            Furniture & fixtures                                          470                 220
            Equipment                                                       6                   -
            Leasehold improvements                                         71                  71
            Construction in progress                                      157                   -
                                                                ---------------     ---------------
                                                                        3,258               1,509
            Less accumulated depreciation                              (1,121)               (774)
                                                                ---------------     ---------------
       Total                                                    $       2,137       $         735
                                                                ===============     ===============

       Intangibles & goodwill:
           Web development costs                                $          43       $           -
           Customer base                                                2,400                   -
           Database content                                             3,900                   -
           Internally developed software                                1,300                   -
           Assembled work force                                           130                   -
           Goodwill                                                     3,486                   -
                                                                ---------------     ---------------
                                                                       11,259                   -
       Less accumulated amortization                                     (505)                  -
                                                                ---------------     ---------------
       Total                                                    $      10,754       $           -
                                                                ===============     ===============

       Other accrued expenses:
            Litigation loss                                     $         195       $         677
            Legal fees                                                    225                   -
            Advertising                                                     -                 609
            Royalties                                                     425                 338
            Accrued wages and benefits                                    410                 175
            Interest payable                                              676                   -
            Payroll taxes                                                  90                 358
            Other                                                         362                 417
                                                                ---------------     ---------------
       Total                                                    $       2,383       $       2,574
                                                                ===============     ===============


NOTE 5.         COMMON STOCK

During January 1999, the Company completed a private placement with six investors which resulted in the issuance of 2,596,000 unregistered shares of the Company's common stock at $5.50 per share. One of the investors was an existing significant shareholder. The Company granted registration rights covering the shares issued with this agreement. This transaction reflected a discount of approximately 45% to the market price of the common stock at the time of the offering. The price sas negotiated with the investors using the 35-day trailing average of the common stock prior to the private placement date. Proceeds, net of offering costs, totaled approximately $14.1 million.

On June 15, 1999 the shareholders approved an increase in the number of authorized shares of the Company's common stock to 100,000,000 from 29,000,000.

During September 1999, the Company completed a public offering of 3.4 million shares, which included the underwriter's over allotment of 300,000 shares, of the Company's common stock, at $6.6875 per share. Proceeds, net of offering costs, totaled approximately $20.9 million.

During November 1999, the Company completed a public offering of 2.1 million shares of the Company's common stock, at $7.00 per share. Proceeds, net of offering costs, totaled $14.7 million.

In February and March 1999, the Company issued, in the aggregate, 191,758 shares of unregistered restricted common stock in exchange for certain advertising arrangements.

In October 1999, the Company issued 162,602 shares of unregistered restricted common stock in exchange for a one year advertising agreement. The agreement also requires the Company to pay approximately $350,000 per month as an exclusivity fee and a placement fee of impressions to be delivered.

In December 1999, the Company issued 292,683 shares of unregistered restricted common stock in exchange for the delivery of a guaranteed number of impressions and click throughs on another internet portal over a one year period.

NOTE 6.           CONVERTIBLE SUBORDINATED DEBENTURES

In November 1996, the Company issued $3,500,000 of 9% Convertible Subordinated Debentures ($3,325,000 net of debt issue costs). These debentures were converted into common stock on October 28, 1997 at a rate of $2.00 per share, resulting in the issuance of 1,750,000 shares of common stock. The original conversion price was $3.25 per share. The excess of the fair value of the common stock issued over the fair value of the shares issuable pursuant to the original conversion terms was $2,229,000 and was recorded as an other expense at the date of conversion.

NOTE 7.         CONVERTIBLE REDEEMABLE PREFERRED STOCK

In April 1998, the Company issued 5,000 shares of the Company's 5% Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") for $5,000,000. The Series B Preferred Stock was convertible at various increasing discount rates to the market value of the common stock. This discount aggregated $702,000 and was recorded as preferred stock accretion over the various periods of conversion. During 1998, 3,630 shares of the Series B Preferred Stock were converted into 732,605 shares of the Company's common stock and 1,470 of such preferred shares were redeemed. The excess of the redemption price over the carrying value of the preferred shares redeemed was $220,000 and was recorded as a preferred stock deemed dividend. The preferred stock accretion and deemed dividend increased the net loss applicable to common shareholders in the calculation of the 1998 net loss per share as shown in the statements of operations.

In 1995, the Company issued 2,000 shares of 6% Series A Convertible Redeemable Preferred Stock (the "6% Series A Preferred Stock") for $2,000,000 ($1,845,000 net of brokerage expenses) to Davidson & Associates, Inc., ("Davidson") a distributor of multimedia educational and entertainment software. The 6% Series A Preferred Stock was converted into 1,000,000 shares of the Company's common stock on October 30, 1997, at a rate of $2.00 per share. The original conversion price was $11.21 per share. The excess of the fair value of the Common Stock issued over the fair value of the shares issuable pursuant to the original conversion terms was $2,875,000 and was recorded as a deemed preferred dividend at the date of conversion. This deemed dividend increased the net loss applicable to common shareholders in the calculation of the 1997 net loss per share as shown in the statements of operations.

NOTE 8.         STOCK OPTIONS AND WARRANTS

In December 1997, the Company's Board of Directors adopted the 1997 Stock Option Plan ("1997 Plan") for its employees, directors and consultants. During 1999, the 1997 Plan was amended and restated. The Plan, which is administered by the Board of Directors, permits the Company to grant stock options for the purchase of Common Stock. Incentive stock options ("ISOs") and non-qualified stock options may be granted pursuant to the 1997 Amended and Restated Plan.

The Company also has a 1991 Stock Option Plan (the "1991 Plan") for its employees. The 1991 Plan, which is administered by the Board of Directors, permits the Company to grant stock options for the purchase of Common Stock. The 1991 Plan provides for the granting of ISOs and non-qualified stock options. In the case of ISO's, the exercise price must be at least equal to the fair market value per share of the Common Stock on the date of grant. In the case of non-qualified stock options, the exercise price must be at least 85% of the fair market value per share on the date of grant. Options generally expire nine to ten years from the date of grant.

In addition, the Company has a Director Stock Option Plan pursuant to which current non-employee directors are eligible to receive options to purchase shares of the Company's common stock at the market price on the date of grant.

Activity in the plans mentioned above is as follows:

                                                            Shares                                  Weighted-
                                                        Available For                             Average Price
                                                        Future Grants           Options             Per Share
                                                        ----------------  ------------------    ----------------

BALANCE AT JANUARY 1, 1997                                   568,000             940,000        $       7.10
Options Reserved                                           1,750,000                   -                   -
Options Granted                                             (684,000)            684,000                2.85
Options Exercised                                                  -             (59,000)               1.64
Options Canceled                                             474,000            (474,000)               9.86
                                                        ----------------  ------------------
BALANCE AT DECEMBER 31, 1997                               2,108,000           1,091,000                3.53
Options Granted                                             (656,000)            656,000                5.50
Options Exercised                                                  -            (371,000)               2.88
Options Canceled                                             392,000            (392,000)               3.82
                                                        ----------------  ------------------
BALANCE AT DECEMBER 31, 1998                               1,844,000             984,000                4.97
Increase in shares reserved                                3,000,000                   -
Options Granted                                           (2,867,000)          2,867,000                7.32
Options Exercised                                                  -            (185,000)               4.27
Options Canceled                                             160,000            (160,000)               7.48
                                                        ================  ==================
BALANCE AT DECEMBER 31, 1999                               2,137,000           3,506,000                6.81
                                                        ================  ==================


At December 31, 1999, 1998 and 1997, options to purchase 463,000, 237,000 and 325,000, shares were exercisable, respectively.

The following table summarizes information about the stock options outstanding at December 31, 1999:

                                        OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                         -----------------------------------------------------  ---------------------------------
                                         Weighted-Average
 Range of Exercise         Number            Remaining        Weighted-Average      Number       Weighted-Average
      Prices             Outstanding     Contractual Life      Exercise Price     Exercisable     Exercise Price
--------------------- ------------------ ------------------ ------------------- ---------------- ----------------
$  2.31 -  2.50            150,000              8 years     $      2.31               150,000     $     2.31
   2.51 -  3.00             25,000              7 years            2.75                19,000           2.75
   3.01 -  3.50             98,000              8 years            3.33                50,000           3.32
   3.51 -  4.00             20,000              9 years            3.56                 6,000           3.56
   4.01 -  4.50             27,000              9 years            4.22                 9,000           4.22
   4.51 -  5.00          1,101,000              9 years            4.75                     -              -
   6.01 -  6.50            390,000              8 years            6.25                93,000           6.25
   6.51 -  7.00            213,000             10 years            6.92                     -              -
   7.01 -  7.50             81,000              9 years            7.19                 7,000           7.38
   7.51 -  8.00            314,000             10 years            7.75                     -              -
   8.51 -  9.00            522,000             10 years            8.94               125,000           8.94
   9.01 -  9.50             26,000             10 years            9.12                     -              -
   9.51 - 10.00             46,000             10 years            9.84                 4,000          10.00
  10.01 - 11.00             63,000             10 years           10.48                     -              -
  11.01 - 11.50            420,000             10 years           11.08                     -              -
  12.00                     10,000             10 years           12.00                     -              -
                      ------------------                                        ----------------
 $ 2.31 - 12.00          3,506,000              9 years            6.81               463,000           5.21
                      ==================                                        ================

From time to time, the Company's Board of Directors may grant stock options outside of the existing stock option plans. In 1997, the Board of Directors adopted the 1997-1998 New Hire Stock Option Plan. This plan provides for the granting of 1,241,000 non-qualified stock options to newly hired employees in late 1997 through early 1998. In 1999, the Board of Directors adopted the 1998-1999 New Hire Stock Option Plan. This plan provides for the granting of 1,500,000 non-qualified stock options to newly hired employees in late 1998 through early 2000. Options generally expire nine to ten years from the date of grant.

Activity in the New Hire Stock Option Plans is as follows:

                                                            Shares                                  Weighted-
                                                        Available For                             Average Price
                                                        Future Grants          Options              Per Share
                                                        ----------------  ------------------    -------------------

Balance at JANUARY 1, 1997                                         -                   -        $         -
Options reserved                                           1,241,000                   -                  -
Options granted                                             (523,000)            523,000               2.47
Options exercised                                                  -                   -                  -
Options canceled                                                   -                   -                  -
                                                        ----------------  ------------------
BALANCE AT DECEMBER 31, 1997                                 718,000             523,000               2.47
Increase in options reserved                               1,500,000                   -
Options granted                                           (1,246,000)          1,246,000               3.61
Options exercised                                                  -                   -                  -
Options canceled                                             305,000            (305,000)              2.59
                                                        ----------------  ------------------
BALANCE AT DECEMBER 31, 1998                               1,277,000           1,464,000               3.42
Increase in shares reserved                                        -                   -
Options granted                                             (808,000)            808,000              10.82
Options exercised                                                  -            (160,000)              3.46
Options canceled                                             434,000            (434,000)              8.06
                                                        ----------------  ------------------
BALANCE AT DECEMBER 31, 1999                                 903,000           1,678,000               5.78
                                                        ================  ==================


The following table summarizes information about the New Hire Stock Option Plans' options outstanding at December 31, 1999:

                                        OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       -------------------------------------------------------- -------------------------------
     Range of                          Weighted-Average
     Exercise            Number           Remaining        Weighted-Average        Number      Weighted-Average
      Prices           Outstanding     Contractual Life     Exercise Price       Exercisable    Exercise Price
------------------     -------------  ------------------ -------------------    -------------- ----------------
$  2.31 -  2.50            450,000              8 years  $         2.50               288,000           2.50
   2.51 -  3.00            174,000              8 years            2.89               113,000           2.85
   3.01 -  3.50             45,000              9 years            3.22                13,000           3.22
   3.51 -  4.00            279,000              8 years            3.73                94,000           3.72
   4.01 -  4.50             27,000              8 years            4.45                 4,000           4.22
   4.51 -  5.00            182,000              9 years            4.74                 9,000           4.63
   5.51 -  6.50             59,000              8 years            6.04                20,000           6.10
   6.51 -  7.00             20,000              8 years            6.69                 9,000           6.68
   7.01 -  9.00             39,000              9 years            8.37                 2,000           7.87
   9.51 - 10.00             60,000              9 years            9.69                     -              -
  11.01 - 11.50            104,000              9 years           11.38                     -              -
  11.51 - 12.00             22,000              9 years           11.94                     -              -
  12.01 - 12.51             45,000              9 years           12.13                     -              -
  13.01 - 13.51             43,000              9 years           13.18                     -              -
  13.51 - 14.00             25,000              9 years           13.63                     -              -
  14.50 - 15.00             80,000              9 years           14.62                     -              -
  15.01 - 15.50              6,000              9 years           15.38                     -              -
  18.50 - 19.56             18,000              9 years           18.97                     -              -
                      ------------------                                        ----------------
 $ 2.31 - 12.00          1,678,000              9 years            5.78               552,000           3.06
                      ==================                                        ================

The pro forma information regarding net loss and net loss per share required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options has been estimated at the date of grant using a Black-Scholes option pricing model, assuming no expected dividends and the following weighted-average assumptions for 1999, 1998 and 1997:

                                                   1999       1998       1997
                                                 ---------  ---------   -------
              Risk-free interest rate              6.00%      5.00%      5.50%
              Volatility factor                    1.113       .817       .760
              Weighted-average expected life     5 years    5 years    5 years


The weighted-average fair value of options granted at fair market value during 1999, 1998 and 1997 was $6.78, $2.99 and $1.74, respectively. The weighted-average fair value of options granted at less than fair market value during 1999 and 1998 was $10.66 and $2.65, respectively. The weighted-average fair value of options granted at greater than fair market value during 1998 was $1.95. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                   1999              1998              1997
                                                               --------------    --------------    -------------
                                                                     (In thousands, except per share data)
Net loss applicable to common shareholders - as reported       $      (47,327)   $      (11,964)    $  (13,965)
Net loss applicable to common shareholders - pro forma                (52,075)          (12,970)       (14,294)
Basic and diluted net loss per share - as reported             $        (2.70)   $        (1.12)    $    (1.73)
Basic and diluted net loss per common share  pro forma         $        (2.97)   $        (1.21)    $    (1.77)


The pro forma effect on the net loss for 1999, 1998, and 1997 is not representative of the pro forma effect on the net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

As of December 31, 1999 the Company had warrants outstanding to purchase 224,662 shares of common stock at prices ranging from $3.25 per share to $14.06 per share. Warrants outstanding at December 31, 1999 expire from 2000 through 2004. The warrants were generally issued to underwriters and investment bankers for services performed in connection with several of the Company's financing transactions.

Common stock reserved for future issuance at December 31, 1999 is as follows:

      1991, 1997 and Director Stock Option Plans                     5,643,000
      1997 - 1998, 1998 - 1999 New Hire Stock Option Plans           2,581,000
      Warrants                                                         224,662
                                                                    -----------
                                                                     8,448,662
                                                                    ===========

NOTE 9.         DEFERRED COMPENSATION

The Company recorded aggregate deferred compensation of $6.5 million and $203,000 in 1999 and 1998, respectively. The amount recorded in 1998, as well as $1.9 million of the amount recorded in 1999, represent the difference between the grant price and the fair value of the Company's common stock for shares subject to options granted in 1999 and 1998. Options granted below fair market value and the associated weighted-average exercise price per share were 395,000 and $5.99 and 70,000 and $3.35 during the years ended December 31, 1999 and December 31, 1998, respectively. The amortization of deferred compensation is charged to operations over the vesting period of the options, which is typically three to five years. The amount of deferred compensation recorded in 1999 includes $4.6 million related two acquisitions which included common shares forfeitable subject to continued employment of certain key employees. The amortization of these deferred compensation amounts are charged to operations over the twelve month employment agreement period. Total amortization recognized in 1999 and 1998 was $1.4 million and $130,000, respectively.

NOTE 10.        MERGERS AND ACQUISITIONS

On September 9, 1999, the Company acquired all of the outstanding shares of common stock of BabyData.com, Inc. ("BabyData"), a premier Web site for pregnant couples and those trying to conceive. The purchase price for BabyData was approximately $3.4 million and was comprised of 477,074 shares of the Company's common stock, par value $.01 per share, including approximately $93,000 of acquisition costs. An additional 204,460 shares of the Company's common stock, valued at $1.4 million, were issued and are restricted pursuant to the employment agreement entered into by OnHealth and one key employee of BabyData. The acquisition of BabyData has been accounted for using the purchase method of accounting.

Since BabyData had no significant assets or liabilities, substantailly all of the purchase price was allocated to intangibles and goodwill. Intangibles and goodwill will be amortized on a straight-line basis over three years. The deferred compensation component will be recognized as stock-based compensation, on a straight-line basis, over a one year period.

On November 29, 1999, the Company acquired Health Decisions International, LLC ("HDI"), which develops, provides and supports a broad range of personal health information, referral and nurse counseling services to customers throughout the United States. The purchase price for the HDI acquisition was approximately $4.9 million and was comprised of 451,709 shares of the Company's common stock, including approximately $691,000 of acquisition costs. An additional 345,324 shares of the Company's common stock, valued at $3.2 million, were issued and are restricted pursuant to the employment agreement entered into by OnHealth and one key employee of HDI. In connection with the acquisition, an additional, 207,194 shares are contingently issuable based upon the occurrence of certain future events.


The aggregate purchase price was allocated, based on estimated fair values on the acquisition date, as follows (in thousands):


               Cash                                     $      24
               Accounts receivable                            546
               Other current assets                            87
               Equipment                                      721
               Intangibles:
                   Customer base                            2,400
                   Database content                         3,900
                   Internally developed software            1,300
                   Assembled work force                       130
                   Goodwill                                   156
               Liabilities assumed                        ( 4,366)
                                                        -----------
               Total purchase price                     $   4,898
                                                        ===========

The intangibles and goodwill will be amortized on a straight-line basis over periods ranging from three to five years. The deferred compensation component will be recognized as stock-based compensation, on a straight-line basis, over a one year period.

The following table reflects unaudited consolidated pro forma results of operations of OnHealth, BabyData and HDI on the basis that the acquisitions had taken place at the beginning of each period presented. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had been effective at the beginning of the respective periods.


                                               Year Ended December 31,
                                          -----------------------------------
                                                1999               1998
                                          -----------------   ---------------
                                         (In thousands, except per share data)

         Revenue                           $        7,186      $      6,000
                                          =================   ===============
         Net loss applicable to common
           shareholders                    $      (50,687)     $    (22,210)
                                          =================   ===============
         Basic and diluted net loss
           per share                       $        (2.63)     $      (1.85)
                                          =================   ===============

NOTE 11.        LOSS PER COMMON SHARE

The components of basic and diluted loss per common share are as follows:

                                                                1999              1998              1997
                                                           --------------    ---------------    -------------
                                                               (In thousands, except per share data)

Net loss applicable to common shareholders
     (numerator)                                           $    (47,327)     $     (11,964)     $    (13,965)
                                                           ==============    ===============    =============

Weighted average common shares outstanding
     (denominator)                                               17,529             10,680             8,056
                                                           ==============    ===============    =============

Loss per share:
     Basic and diluted                                     $      (2.70)     $       (1.12)     $      (1.73)
                                                           ==============    ===============    =============


NOTE 12.        COMMITMENTS

The Company leases office space under non-cancelable operating lease agreements. The agreements expire at various times through 2004. Gross rent expense, including charges for monthly operating costs, was $422,000, $522,000 and $881,000 for 1999, 1998 and 1997 respectively. The Company also has several marketing agreements that require minimum payments to be made. Scheduled minimum lease commitments and annual marketing payments are as follows:

                                                                 Marketing
                                             Leases              Payments
                                       --------------------  ------------------
                                                      (In thousands)

                       2000            $              829    $            9,966
                       2001                           849                    57
                       2002                           882                     -
                       2003                           832                     -
                       2004                           391                     -
                                       --------------------  ------------------
             Total                     $            3,783    $           10,023
                                       ====================  ==================

NOTE 13.        NOTE PAYABLE

In connection with the acquisition of HDI described in Note 9, the Company assumed a $2,000,000 note payable to G.D. Searle & Company ("Searle"), which is secured by all tangible and intangible property of HDI. Interest on the note is stated at 30% per annum. All principal and interest are due on December 18, 2000, with a call option by Searle on June 30, 2000. As a result of the acquisition, the Company and Searle entered into a release and Note Cancellation Agreement, whereby the Company intends to repay the principal and interest due by issuing Searle registered shares of the Company's common stock. If the Company is unable to provide Searle with registered shares on or before June 30, 2000, then Searle has the option to call the note and all principal and interest will be due in cash.

NOTE 14.        SUPPLEMENTAL CASH FLOW INFORMATION

(In thousands)                                                          Year Ended December 31, 1999
                                                              -------------------------------------------------
                                                                  1999             1998              1997
                                                              -------------    --------------    --------------
Cash paid during the years for:
   Interest                                                   $         -      $         -       $       298
   Income taxes                                                         4                7                 5

Non-cash investing and financing transactions:
   Common stock issued in connection with business
    acquisitions                                                    8,389                -                 -
   Stock options and warrants issued for services                   6,125               60                 -
   Common stock issued for deferred compensation                    4,622                -                 -
   Deferred compensation related to stock options                   1,869              203                 -
   Conversion of preferred stock to common stock                        -            3,630             1,948
   Conversion of convertible subordinated debentures                    -                -             5,729
   Fair market value of preferred stock warrant                         -              702                 -
   Preferred stock accretion                                            -             (702)              (43)
   Preferred stock dividends                                            -              100                 -
   Preferred stock deemed dividend                                      -                -             2,875
   Common stock issued as litigation settlement                         -                -               433


NOTE 15.        INCOME TAXES

At December 31, 1999, the Company has net operating loss carryforwards of $130,323,000 for income tax purposes and unused research and development credits of $442,000 that expire at various times through 2019. These carryforwards are subject to the limitations of Internal Revenue Code Section 382. This section provides limitations on the availability of net operating losses to offset current taxable income if significant ownership changes have occurred for federal tax purposes. For financial reporting purposes, a valuation allowance has been recognized to completely reserve for the deferred tax assets related to those carryforwards. The reserve has been established because of the uncertainty of future taxable income, which is necessary to realize the benefits of the net operating loss carryforwards. The valuation reserve increased $14.7 million and $1.2 million during 1999 and 1998, respectively.

Components of the Company's deferred tax assets and liabilities are as follows:

                                                   December 31,
                                      -----------------------------------------
                                              1999                  1998
                                      -------------------   -------------------
DEFERRED TAX ASSETS:
Accrued expenses and allowances       $       1,856,000     $       1,223,000
Research and development credits                442,000               339,000
Net operating loss carryforwards             45,613,000            28,669,000
                                      -------------------   -------------------
                                             47,911,000            30,231,000
DEFERRED TAX LIABILITIES:
Depreciation                                     48,000               (15,000)
Acquisition of intangibles                   (3,004,000)                    -
                                      -------------------   -------------------
                                             (2,956,000)              (15,000)
                                      -------------------   -------------------
Net deferred tax assets
   before valuation allowance                44,955,000            30,216,000
Less valuation allowance                    (44,955,000)          (30,216,000)
                                      -------------------   -------------------
NET DEFERRED TAX ASSETS               $               -     $               -
                                      ===================   ===================

NOTE 16.        AMERICA'S HEALTH NETWORK AGREEMENT

In May 1995, the Company entered into a content and royalty agreement with America's Health Network ("AHN"), a health information cable television network that combines live programming with medical consumer product sales. Under the agreement the Company licensed its multimedia content to AHN starting in May 1995 and was to receive minimum licensing royalties over the life of the agreement. This revenue was being recognized evenly over the expected life of the contract. In June 1997, as a result of the Company not receiving its quarterly payment, the outstanding AHN receivable was fully reserved. Due to the uncertainty of future payments, in 1997 the Company began recognizing revenue on a cash basis. The Company recorded $493,000 in license royalty revenue in 1997. In December 1997 and in early 1998, AHN made payments, which were applied against the receivable. At December 31, 1999, the Company has a fully reserved receivable of $153,000 and AHN has failed to make three scheduled payments totaling $1,688,000.

NOTE 17.        BENEFIT PLAN

The Company has a defined contribution salary deferral plan covering substantially all employees under Section 401(k) of the Internal Revenue Code. The Plan allows eligible employees to make contributions up to the maximum amount provided under the Code. The Company may also make a discretionary contribution to the Plan. No such contributions have been made by the Company.

NOTE 18.          MAYO AGREEMENT

In September 1997, the Company entered into an agreement with Mayo Foundation ("Mayo") which included a full transfer of ownership of the Company's O@sis web site to Mayo and a new arrangement for revenues and cost sharing concerning O@sis. Under the terms of the agreement, the Company received a $2,700,000 cash payment, an additional $300,000 cash payment for hosting the web site for a transition period, and the return of 490,000 shares of the Company's common stock. Through the year 2001, the Company will receive a royalty from Mayo on certain revenues generated by the Mayo Health O@sis site and certain other non-O@sis Internet projects. In addition, Mayo was released from the Company's "right of first offer" on Mayo health products produced for electronic media, and Mayo assumed operating expenses incurred for the web site retroactive to January 1, 1997 which were recorded as a reduction to product development expenses. The Company recorded the $2,700,000 payment as other income and recorded the $300,000 payment as contract development revenue during the third and fourth quarters, respectively, of 1997

NOTE 19.        RELATED PARTY TRANSACTIONS

During 1998, 1997 and 1996, the Company subleased approximately 20,000 square feet of its Eden Prairie office space to Reality Interactive, Inc. Reality Interactive, Inc. and the Company share a common Board member. The lease was terminated in 1998.

During 1996, two officers of the Company participated in the Company's debt offering. The total amount of debt issued by the Company to these individuals was $120,000. Additionally, three directors of the Company participated in the debt offering, either individually or through affiliated organizations. The total amount of debt issued by the Company to these individuals and organizations was $550,000. On October 28, 1997, this debt was converted into common stock at a rate of $2.00 per share (see Note 6).

NOTE 20.        RELOCATION

During early 1998, the Company relocated its primary operating facilities from Minneapolis, Minnesota to Seattle, Washington. As a result, certain of the Company's Minnesota leasehold improvements and computer and software equipment having a carrying value of $721,000 were not transferable or were not utilized in the Company's Seattle operations. In 1997, the Company had estimated and recorded the related relocation expense of $721,000 as a General and Administrative expense. In addition, in 1997 the Company recorded $252,000 and $610,000 in general and administrative expenses related to lease termination costs and severance for former officers and employees, respectively.

NOTE 21.        LEGAL PROCEEDINGS

In February 1996, an action in the District Court of Hennepin County (Minnesota) was brought by T. Randal Productions et al. against the Company and one current and two former employees. The plaintiffs made various allegations, including misappropriation of corporate opportunities and trade secrets by the Company and its employees and sought award of monetary damages, exemplary damages and royalties substantially in excess of $10.0 million. In November 1997, a jury found that there was no joint venture between T. Randal and the company and/or any of its employees but awarded T. Randal $480,000 plus interest for damages sustained to its business. Plaintiffs moved for a new trial, amended findings and for judgment notwithstanding the verdict. The jury verdict was upheld by the trial court. The plaintiffs appealed this decision to the Minnesota Court of Appeals. In March 1999, the Minnesota Court of Appeals affirmed the decision of the trial court. On June 1, 1999, the Company made a payment of $950,000 to T. Randal Productions in full satisfaction of a judgment against the Company. As of December 31, 1998, the Company had accrued $677,000. The remaining $273,000 was recorded in the quarter ended June 30, 1999.

In June 1999, Jon Fisse, the Company's newly named Chief Operating Officer, left the Company before the Company and Mr. Fisse were able to agree on the terms of his employment agreement. In June 1999, the Company filed a declaratory judgement action in the United States District Court for the Western District of Washington seeking to declare that Mr. Fisse terminated his employment and that the Company owes him no future remuneration or stock option benefits. On the same day, Mr. Fisse filed a lawsuit in the United States District Court for the Southern District of New York, asserting that the Company violated his rights in connection with his separation from the Company, seeking damages which, among other things, include severance compensation and stock option benefits. The action filed in Washington was been transferred to New York. A settlement was reached during January 2000, which will result in the issuance of 22,500 shares of the Company's common stock, for which an accrual in the amount of $195,000 was recorded at December 31, 1999.

NOTE 22.        SEC INVESTIGATION

In September 1999, the Division of Enforcement, Pacific Regional Office of the Securities and Exchange Commission ("SEC"), notified the Company that it was initiating an investigation of the Company's policies and procedures concerning the granting of stock options. The Company has provided information to the SEC. In addition, The Company's Board of Directors hired independent legal counsel to conduct its own special investigation. As a result of the Company's own special investigation, the Company became aware of certain instances where stock options were granted to new employees with exercise prices that were below fair market value on the date of grant. As a result, the Company recorded $1.8 million of deferred stock-based compensation and will be recognizing amortization of the deferred compensation over the vesting period of the underlying options as a stock-based compensation charge. The SEC has been given a copy of the report of the special investigation and has taken deposition of various members of management and Company employees.

The Company and the independent legal counsel believe that all stock-based compensation charges for 1999 stock option grants have been recorded.

The SEC investigation is still in process and has not been finalized. The Company intends to cooperate with this investigation. However, until the SEC investigation is completed, the Company could, among other things, be required to record additional stock-based compensation charges and could be required to pay a fine. The Company is unable to assess the likely outcome of this matter. As a result, there can be no assurance that this investigation will not have a material adverse affect on the Company's financial position or results of operations.

NOTE 23.        SUBSEQUENT EVENTS

On February 15, 2000, the Company agreed to merge with Healtheon/WEBMD Corporation ("Healtheon/WEBMD"). As a result of the merger, each share of the Company's common stock shall be converted into and exchanged for the right to receive .189435 shares of Healtheon/WEBMD common stock. The merger is subject to certain conditions and approval of the Company's shareholders. The merger is expected to be completed in either the second or third quarter of 2000.

In connection with the merger agreement, Healtheon/WEBMD has agreed to lend the Company up to $30 million for working capital needs. The Company borrowed $15 million on February 24, 2000 and may make additional loans beginning on May 1, 2000. The loans bear interest at prime rate plus 2% and are due on February 15, 2001.

Simultaneous with the execution of the Healtheon/WEBMD loan agreement, the Company granted Healtheon/WEBMD a warrant to purchase 5,800,000 shares of the Company's common stock with an exercise price of $10.75 per shares. The warrant is fully vested and exercisable immediately and expires on February 15, 2003. In addition, the Company granted Healtheon/WEBMD a warrant to purchase 500,000 shares of the Company's common stock with an exercise price of $0.01 per share. The warrant is exercisable in the event the merger agreement is terminated and any principal and interest arising under the loans from Healtheon/WEBMD remain outstanding 90 days after the termination date. The warrant will vest as to 250,000 shares after 90 days, 125,000 shares after 180 days and 125,000 after 270 days.

As a result of this merger, Healtheon/WEBMD expects to file a Proxy Statement and Prospectus with the SEC as promptly as reasonably possible. The shareholders of the Company will consider adoption and approval of this merger agreement within 30 days after declaration of the effectiveness of the Healtheon/WEBMD Registration Statement. If the SEC investigation of the Company`s stock option grants (see Note 22) will cause a material delay in the effectiveness of the Registration Statement, then Healtheon/WEBMD may terminate this merger agreement.

                Report of Ernst & Young LLP, Independent Auditors
                         On Financial Statement Schedule

    We have audited the accompanying consolidated financial statements of OnHealth Network Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 18, 2000 (included elsewhere in this Current Report). Our audits also included the accompanying financial statement schedule. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                        /s/ ERNST & YOUNG LLP
Seattle, Washington
February 18, 2000

                    ONHEALTH NETWORK COMPANY AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)


                                                             Additions
                                                             Charged to
                                                            (Recoveries
                                           Balance at         Credited                                                Balance
                                           Beginning         to) Costs                                               at End of
                                           of Period        and Expenses          Other          Deductions           Period
                                          -------------     -------------       ----------      -------------       -----------

Year Ended December 31, 1999:
Allowance for doubtful accounts
     receivable, promotional
     allowances and sales returns         $         256     $        117        $      40 (4)   $       -           $     413
Allowance for obsolete inventory                    501                -                -             (501)   (2)           -
                                          =============     =============       ==========      =============       ===========
                                          $         757     $        117        $      40       $     (501)         $     413
                                          =============     =============       ==========      =============       ===========

Year Ended December 31, 1998:
Allowance for doubtful accounts
     receivable, promotional
     allowances and sales returns         $       1,011     $       (755) (3)   $       -       $        -    (1)   $     256
Allowance for obsolete inventory                    451               50                -                -    (2)         501
                                          -------------     -------------       ----------      -------------       -----------
                                          $       1,462     $       (705)       $       -       $        -          $     757
                                          =============     =============       ==========      =============       ===========

Year Ended December 31, 1997:
Allowance for doubtful accounts
     receivable, promotional
     allowances and sales returns         $         277     $      2,336        $       -       $   (1,602)   (1)   $   1,011
Allowance for obsolete inventory                    485              200                -             (234)   (2)         451
                                          -------------     -------------       ----------      -------------       -----------
                                          $         762     $      2,536        $       -       $   (1,836)         $   1,462
                                          =============     =============       ==========      =============       ===========

--------------

1) Deductions represent accounts receivable determined to be uncollectable and therefore charged against the allowance account; accounts receivable determined to be uncollectable due to return of product(s); and accounts credited due to promotional and administrative allowance arrangements with distributors.

2)   Write-offs of inventory.

3) The $75 net credit to costs and expenses is primarily due to the 1998 recovery of an account previously written off.

4)   Allowance for doubtful accounts of HDI, which was acquired on 11/29/99.